Exhibit 99.1

Inari Medical Reports Fourth Quarter and Full Year 2022 Financial Results

IRVINE, CALIFORNIA – February 27, 2023 (GLOBE NEWSWIRE) -- Inari Medical, Inc. (NASDAQ: NARI) (“Inari”), a medical device company with a mission to treat and transform the lives of patients suffering from venous and other diseases, today reported financial results for its fourth quarter and full year ended December 31, 2022.

Fourth Quarter Revenue and Recent Business Highlights

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Generated revenue of $107.8 million in the fourth quarter of 2022, up 12% sequentially and 30% over the same quarter last year, and finished full year 2022 with revenue of $383.5 million, a 38% increase over full year 2021.
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Enrolled the first patient into our DEFIANCE randomized controlled trial (“RCT”) in Deep Vein Thrombosis, comparing the performance of ClotTriever against anticoagulation alone.
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Ended the quarter with $326.4 million in cash, cash equivalents and short-term investments.

“Crisp execution across all five of our growth drivers generated robust revenue growth in the fourth quarter,” said Drew Hykes, CEO of Inari Medical. “We are especially pleased with the milestones we achieved across several clinical studies as well as two important new product launches. Our efforts continue to drive market expansion and uptake of our devices while further distancing Inari from both existing and future competition.”

Fourth Quarter 2022 Financial Results

Revenue was $107.8 million for the fourth quarter of 2022, compared to $83.2 million for the fourth quarter of 2021 and $96.2 million for the prior quarter. The increase over prior periods was driven primarily by continued U.S. commercial expansion, increased adoption of our procedures, and introduction of new products.

Gross profit was $94.6 million for the fourth quarter of 2022, compared to $74.9 million for the same period of 2021. Gross margin was 87.8% for the fourth quarter of 2022, compared to 90.1% for the same period in the prior year. The decrease in gross margin is primarily due to the addition of new components offered under our FlowTriever system price.

Operating expenses for the fourth quarter of 2022 were $100.5 million, compared to $73.2 million for the fourth quarter of 2021. The increase was mainly driven by personnel-related expenses as we increased headcount to fund the expansion of the commercial, research and development, clinical, and support organizations.

Net loss was $5.8 million for the fourth quarter of 2022 and net loss per share was $0.11 on a weighted-average basic and diluted share count of 53.6 million, compared to a net income of $1.1 million and a net income per share of $0.02 on a weighted-average basic share count of 50.2 million and $0.02 on a weighted average diluted share count of 55.6 million, in the same period of the prior year.

Full Year 2022 Financial Results

Revenue was $383.5 million for the year ended December 31, 2022, compared to $277.0 million in the prior year. The increase over prior periods was driven primarily by continued U.S. commercial expansion, increased adoption of our procedures, and introduction of new products.

Gross profit was $339.0 million for the full year of 2022, compared to $252.2 million for the prior year. Gross margin was 88.4% for the full year of 2022, compared to 91.1% for the prior year. The decrease in gross margin is primarily due to the addition of new components offered under our FlowTriever system price and a decrease in operating leverage due to the expanded footprint of our manufacturing operations.

Operating expenses for the full year of 2022 were $367.1 million, compared to $241.4 million for the prior year. The increase was mainly driven by personnel-related expenses as we increased headcount to fund the expansion of the commercial, research and development, clinical, and support organizations.

Net loss was $29.3 million for the full year of 2022 and net loss per share was $0.55 on a weighted-average basic and diluted share count of 52.8 million, compared to a net income of $9.8 million and net income per share of $0.20 on a weighted-average basic share count of 49.8 million and $0.18 on a weighted-average diluted share count of 55.6 million, in the prior year.

Full-Year 2023 Revenue Guidance

For the full year 2023, we are reaffirming our revenue guidance range of $470 million to $480 million.

Webcast and Conference Call Information

Inari Medical will host a conference call to discuss the fourth quarter and full year 2022 financial results after market close on Monday, February 27, 2023 at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. The conference call can be accessed live by dialing 844-825-9789 for domestic callers or 412-317-5180 for international callers, using conference ID: 10175548. The live webinar may be accessed by visiting the Events Section of the Inari investor relations website at ir.inarimedical.com.

About Inari Medical, Inc.

Patients first. No small plans. Take care of each other. These are the guiding principles that form the ethos of Inari Medical. We are committed to improving lives in extraordinary ways by creating innovative solutions for both unmet and underrecognized health needs. In addition to our purpose-built products, we leverage our capabilities in education, clinical research, and program development to improve patient outcomes. We are passionate about our mission to establish our treatments as the standard of care for venous thromboembolism and beyond. We are just getting started.

Forward Looking Statements

Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include estimated full year 2023 revenue and are based on Inari’s current expectations, forecasts, and assumptions, are subject to inherent uncertainties, risks and assumptions that are difficult to predict, and actual outcomes and results could differ materially due to a number of factors. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its Annual Report on Form 10-K for the period ended December 31, 2022, and in its other reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements contained in this announcement are based on information available to Inari as of the date hereof and are made only as of the date of this release. Inari undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing Inari’s views as of any date subsequent to the date of this press release. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Inari.

Investor Contact:

ICR Westwicke

Caroline Corner

Phone +1-415-202-5678

caroline.corner@westwicke.com

Inari Medical, Inc.

Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except share and per share data)

	Three Months Ended December 31,		Years Ended December 31,
	2022	2021	2022	2021

Revenue	$107,771	$83,218	$383,471	$276,984
Cost of goods sold	13,128	8,280	44,506	24,757
Gross profit	94,643	74,938	338,965	252,227
Operating expenses
Research and development	20,412	18,726	74,221	51,018
Selling, general and administrative	80,122	54,466	292,843	190,365
Total operating expenses	100,534	73,192	367,064	241,383
(Loss) income from operations	(5,891)	1,746	(28,099)	10,844
Other income (expense)
Interest income	970	24	1,852	154
Interest expense	(74)	(75)	(294)	(295)
Change in fair value of warrant liabilities	—	—	—	—
Other income (expense)	187	(14)	356	(18)
Total other income (expense)	1,083	(65)	1,914	(159)
(Loss) income before income taxes	(4,808)	1,681	(26,185)	10,685
Provision for income taxes	990	574	3,082	845
Net (loss) income	$(5,798)	$1,107	$(29,267)	$9,840
Other comprehensive income (loss)
Foreign currency translation adjustments	222	(110)	(592)	(379)
Unrealized gain (loss) on available-for-sale debt securities	1,572	(46)	1,843	(27)
Total other comprehensive income (loss)	1,794	(156)	1,251	(406)
Comprehensive (loss) income	$(4,004)	$951	$(28,016)	$9,434
Net (loss) income per share
Basic	$(0.11)	$0.02	$(0.55)	$0.20
Diluted	$(0.11)	$0.02	$(0.55)	$0.18
Weighted average common shares used to compute net (loss) income per share
Basic	53,610,347	50,229,356	52,837,674	49,815,914
Diluted	53,610,347	55,627,807	52,837,674	55,594,159

Inari Medical, Inc.

Consolidated Balance Sheets

(in thousands, except share data)

	December 31, 2022	December 31, 2021
Assets
Current assets
Cash and cash equivalents	$60,222	$92,752
Short-term investments in debt securities	266,179	83,348
Accounts receivable, net	58,611	42,351
Inventories, net	32,581	21,053
Prepaid expenses and other current assets	5,312	5,694
Total current assets	422,905	245,198
Property and equipment, net	21,655	16,471
Operating lease right-of-use assets	50,703	44,909
Deposits and other assets	8,889	981
Long-term investments in debt securities	—	3,983
Total assets	$504,152	$311,542
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$7,659	$6,541
Payroll-related accruals	38,955	24,433
Accrued expenses and other current liabilities	8,249	10,737
Operating lease liabilities, current portion	1,311	802
Total current liabilities	56,174	42,513
Operating lease liabilities, noncurrent portion	30,976	28,404
Other long-term liability	—	1,416
Total liabilities	87,150	72,333
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of December 31, 2022 and 2021	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized as of December 31, 2022 and 2021; 54,021,656 and 50,313,452 shares issued and outstanding as of December 31, 2022 and 2021, respectively	54	50
Additional paid in capital	462,949	257,144
Accumulated other comprehensive income (loss)	849	(402)
Accumulated deficit	(46,850)	(17,583)
Total stockholders' equity	417,002	239,209
Total liabilities and stockholders' equity	$504,152	$311,542